Exhibit 10.19

Execution Copy

FOX FACTORY, INC.

EMPLOYMENT AGREEMENT

(Zvi Glasman)

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of September 1, 2008, between Fox Factory, Inc., a California corporation (the “Company”), and Zvi Glasman (“Executive”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company (or, as applicable, a Subsidiary), upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in paragraph 4 hereof (the Initial Period and the Extended Period (both as defined in paragraph 4), together the “Employment Period”).

2. Position and Duties.

(a) During the Employment Period, Executive shall serve as the Chief Financial Officer of the Company and shall have the normal duties, responsibilities, functions and authority customarily associated with such position and such other duties and responsibilities as may be assigned from time to time to Executive by the Chief Executive Officer of the Company, all subject to the power and authority of the Company’s Board of Directors (the “Board”) and Executive Committee of the Board (the “Executive Committee”) to expand or limit such duties, responsibilities, functions and authority and to overrule actions of officers of the Company.

(b) Executive shall report to the Chief Executive Officer and Executive shall devote Executive’s full-time energies and attention to the business and affairs of the Company and its Subsidiaries. Executive shall perform Executive’s duties, responsibilities and functions to the Company and its Subsidiaries hereunder in a diligent, trustworthy, professional and efficient manner and shall comply with the policies and procedures of the Company and its Subsidiaries and will cooperate fully with the Board in the advancement of the best interests of the Company. So long as Executive is employed by the Company, Executive shall not, except as provided herein or without the prior written consent of the Board, render to any other person, corporation, firm, company, joint venture or other entity any services of any kind for compensation, or engage in any other activity that would compete with the Company or its Subsidiaries, and/or interfere with the performance of Executive’s duties for the Company and its Subsidiaries. Notwithstanding, Executive may engage in charitable, civic, fraternal and trade association activities that do not interfere materially with Executive’s obligations to the Company. Further, nothing in this Agreement shall limit Executive’s ability to: (i) serve as a member of any board of directors for any non-profit organization, so long as such membership does not interfere materially or conflict with Executive’s obligations to the Company; or (ii) as otherwise agreed by the Board in writing. As of the date hereof, Executive represents and warrants that Executive does not have any financial interest in any competitor, supplier or customer of the Company or its Subsidiaries; provided that passive ownership (i.e., Executive does not directly or indirectly participate in the business or management of the applicable entity) of less than 5% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange shall not be deemed to be a financial interest in a competitor, supplier or customer of the Company or its Subsidiaries.

(c) For purposes of this Agreement, “Subsidiary” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, now or hereafter, owned directly or indirectly by the Company.

3. Compensation and Benefits.

(a) Base Salary. During the Employment Period, Executive’s base salary shall be $250,000 per annum (the “Base Salary”), to be paid in accordance with the Company’s customary payroll practices. Executive’s Base Salary will be reviewed on an annual basis by the Compensation Committee of the Board (the “Compensation Committee”) and adjusted, from time to time thereafter, at the discretion of the Compensation Committee.

(b) Performance Bonus. Beginning with the fiscal year ending December 31, 2008 (or if the Company’s fiscal year is changed, with the first full fiscal year of the Company beginning after execution of this Agreement), Executive will be eligible to receive a bonus (the “Performance Bonus”) based on three levels: entry, target and distinguished. The bonus for Executive at each level will be comprised of an objective component, equal to 70% of the Performance Bonus, based on the achievement of EBITDA targets (the “EBITDA Bonus”) and a discretionary component, equal to 30% of the Performance Bonus, based on the achievement of individual performance objectives (the “Individual MBO Criteria”) established by the Compensation Committee (the “MBO Bonus”). The term “EBITDA” means the earnings before interest, taxes, depreciation and amortization of the Company, calculated in accordance with generally accepted accounting principles applied on a consistent basis; provided that any management fees paid to Compass Group Management LLC or any affiliate thereof and deducted from the calculation of EBITDA in accordance with generally accepted accounting principles shall be disregarded and added back to EBITDA for purposes of this Agreement. All determinations of EBITDA shall be derived from the Company’s annual audited financial statements and determined by the Compensation Committee, whose determination shall be conclusive and final.

(i) Entry Level. If, for a particular year, the Company’s EBITDA for the year is less than Target EBITDA (as defined below) but equals or exceeds 85% of Target EBITDA, then Executive’s EBITDA Bonus shall be equal to the product of (i) 7.0% plus the product of 1.4% times each full one percentage point positive variance to 85% of Target EBITDA, times (ii) Executive’s Base Salary. For example, if actual EBITDA is 97.6% of Target EBITDA, then Executive’s EBITDA Bonus shall be equal to 23.8% times Executive’s Base Salary (7.0% + (1.4%x12) = 23.8%).

(ii) Target Level. If, for a particular year, the Company’s EBITDA for the year is more than Target EBITDA but less than 110% of Target EBITDA, then Executive’s EBITDA Bonus shall be equal to the product of (i) 28% plus the product of 1.4% times each full one percentage point positive variance to Target EBITDA, times (ii) Executive’s Base Salary. For example, if actual EBITDA is 107.6% of Target EBITDA, then Executive’s EBITDA Bonus shall be equal to 37.8% times Executive’s Base Salary (28% + (1.4%x7) = 37.8%).

(iii) Distinguished Level. If, for a particular year, the Company’s EBITDA for the year equals or exceeds 110% of Target EBITDA, then Executive’s EBITDA Bonus shall be equal to (i) 42% times (ii) Executive’s Base Salary.

(iv) MBO Bonus. If, for a particular year, the Company’s EBITDA for the year equals or exceeds 85% of Target EBITDA, then if the Compensation Committee determines, in its sole discretion, that Executive achieved the Individual MBO Criteria set forth for the year, then the Compensation Committee shall further determine, in its sole discretion, whether such achievement was at an entry, target or distinguished level. If the Compensation Committee so determines that Executive’s achievement of the Individual MBO Criteria was at an entry level, then Executive’s MBO Bonus shall be equal to the product of 6% times Executive’s Base Salary. If the Compensation Committee so determines that Executive’s achievement of the Individual MBO Criteria was at a target level, then Executive’s MBO Bonus shall be equal to the product of 12% times Executive’s Base Salary. If the Compensation Committee so determines that Executive’s achievement of the Individual MBO Criteria was at a distinguished level, then Executive’s MBO Bonus shall be equal to the product of 18% times Executive’s Base Salary.

(v) 2008 Bonuses Pro Rated. Executive’s EBITDA Bonus and MBO Bonus shall be pro rated for fiscal year ending December 31, 2008 to represent the period during which Executive provided services to the Company beginning September 1, 2008. The bonuses shall be pro rated based on calendar months and shall represent one-third (4 months divided by 12 months) of the bonuses Executive would otherwise have received if he had been an employee for the entire fiscal year.

(vi) Target EBITDA. For purposes of this Agreement, “Target EBITDA” means (i) for the fiscal year ending December 31, 2008, $13,200,000, and (ii) for each fiscal year beginning after December 31, 2008, the EBITDA set forth in the operating budget of the Company, as approved by the Board, for the particular year.

(c) Employee Benefits. Executive shall be included, to the extent eligible under the terms and conditions, as such terms and conditions may be established or changed from time to time by the Board in its sole discretion, in any and all of the Company plans providing benefits for its executives. Nothing contained herein shall obligate the Company to adopt or maintain any benefit plan and nothing herein shall restrict the Company’s right in its sole discretion to adopt, modify or otherwise alter, in whole or in part, any and/or all of its benefit plans, provided that such adoption, abolition, modification or alteration is of general effect and applicable to all of the Company’s employees and/or officers under such plans.

(d) Paid Time Off. Executive shall be entitled to four weeks’ paid time off each fiscal year in accordance with the policies of the Company in effect for its executive officers from time to time. Executive shall take paid time off at such time or times as shall be approved by the Company, which approval shall not be withheld unreasonably.

(e) Business Expenses. During the Employment Period, the Company shall reimburse Executive for all reasonable business expenses incurred by Executive in the course of performing Executive’s duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(f) Payroll Withholdings. From each payment to Executive of Base Salary and bonus, if any, the Company will report, withhold and pay to the proper governmental authorities any and all amounts required by law to be withheld for federal, state and local income and employment taxes, and any and all other amounts required by law to be reported and/or withheld from Executive’s wages. The Company will also deduct from Executive’s salary payments those sums authorized by Executive in writing and approved by the Company. The Company will make those payments and contributions, such as unemployment insurance premiums, workers’ compensation insurance premiums, the employer’s portion of state disability insurance premiums, and the employer’s portion of federal employment taxes, which are required by law to be made by the Company.

(g) Equity. Executive will be eligible to receive awards of stock options, restricted stock or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or its committee will determine in its discretion whether Executive will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

4. Term. The Employment Period shall be for a period of three years commencing on the date of this Agreement (the “Initial Period”) and shall thereafter automatically renew for successive periods of one year each (collectively, the successive periods, the “Extended Period”), unless the Company provides at least 60 days written notice to Executive prior to the expiration of the Initial Period or Extended Period, as applicable, that this Agreement shall not be renewed. To the extent the Company provides Executive with any such advance written notice of non-renewal of this Agreement, such non-renewal by the Company shall be treated as a termination without Cause under paragraph 5(a)(iv) below.

5. Termination of Employment.

(a) Termination. This Agreement, the Employment Period and the employment of Executive by the Company may be terminated at any time as follows:

(i) By mutual agreement of the parties;

(ii) By the Company if Executive dies or becomes Disabled. For purposes of this Agreement, “Disabled” shall mean any mental or physical illness or disability that renders Executive unable to perform the essential functions of Executive’s position for a period of 90 consecutive days or 180 days during any twelve month period;

(iii) By the Company for Cause. For purposes of this Agreement, “Cause” shall mean with respect to Executive, one or more of the following: (A) willful or grossly negligent violation of any law which causes material injury to the business of the Company or entry of a plea of nolo contendere (or similar plea) to a charge of such an offense, (B) conduct causing the Company or any of its Subsidiaries substantial public disgrace or disrepute, (C) any act or omission aiding or abetting a competitor, supplier or customer of the Company or any of its Subsidiaries to the material disadvantage or detriment of the Company and its Subsidiaries, (D) Executive’s willful violation of Executive’s fiduciary duties to the Company, including the duty of loyalty and the corporate opportunity doctrine, (E) commission of, or the indictment or conviction for, any act of fraud, dishonesty, misappropriation or embezzlement, any felony or any other violation of law that causes material injury to the business of the Company, (F) refusal or failure to comply with the Company’s reasonable orders or directives (including refusal or failure to perform, other than as a result of death or Disability, assigned duties or responsibilities that are consistent with normal business practices and this Agreement) or the Company’s reasonable rules, regulation, policies, procedures or practices that are not inconsistent with the terms of this Agreement or applicable law, in each case, which continues uncured for 15 days following written notice thereof from the Company to Executive, and (G) any material breach by Executive of this Agreement, which, if curable, continues uncured for 30 days following written notice thereof from the Company to Executive;

(iv) By the Company without Cause;

(v) By Executive for Good Reason. For purposes of this Agreement, “Good Reason” means Executive’s resignation from employment at any time within ninety (90) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following: (A) a reduction in Executive’s Base Salary below the amount on the date hereof (other than a substantially similar reduction applicable to all executives), (B) the Company requiring, orally or in writing, without Executive’s consent, that Executive relocate Executive’s primary residence; or (C) the breach by the Company of its material obligations or duties under this Agreement. Under this Agreement, Executive will not be able to resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice; or

(vi) By Executive, voluntarily, at anytime during the Employment Period; provided that Executive agrees to give the Company not less than 90 days written notice of Executive’s resignation.

(b) Consequences of Termination. Executive shall be entitled to the following compensation in the event of termination of Executive’s employment pursuant to the terms of paragraph 5(a):

(i) Following any termination under paragraphs 5(a)(i), (ii), (iii) or (vi), Executive (or, in the event of Executive’s death, Executive’s estate) shall be entitled to receive a lump sum payment in an amount equal to Executive’s accrued and unpaid Base Salary through the date of termination or death plus any authorized business expenses incurred and un-reimbursed as of the date of termination or death.

(ii) Following any termination under paragraphs 5(a)(iv) or (v), Executive shall be entitled to receive (A) lump sum payment in an amount equal to Executive’s accrued and unpaid Base Salary through the date of termination plus any authorized business expenses incurred and un-reimbursed as of the date of termination, (B) severance (“Severance”) in an amount equal to Executive’s per annum Base Salary as of the date of termination, unless Executive’s Base Salary was reduced in violation of paragraph 5(a)(v)(A), in which case it shall be an amount equal to Executive’s per annum Base Salary as in effect prior to such reduction, provided such amount is greater than Executive’s Base Salary on the date of termination, and payable over the twelve month period beginning on the date of termination in substantially equal monthly payments, and (C) a pro rata payment of Executive’s EBITDA Bonus (which Executive would have earned under this Agreement if Executive were employed for the entire fiscal year in which such termination from employment occurs, with such pro-rata portion being calculated as the product of that fiscal year’s EBITDA Bonus multiplied by a fraction, the numerator of which is the number of days Executive is employed with the Company in the fiscal year in which Executive’s termination from employment occurs and the denominator of which is 365 days). Any EBITDA Bonus to be paid in connection with this paragraph 5(b)(ii) shall be paid only so long as the specific criteria that would have entitled Executive to such EBITDA Bonus, if Executive were employed for the entire fiscal year in which such termination from employment occurs, shall have been satisfied for the fiscal year in which such termination from employment occurs, and such payment shall be made within 30 days following the Company’s receipt of its audited financials for such fiscal year. Executive agrees that, as a condition to and in consideration of receiving any Severance pursuant to this paragraph, Executive will be deemed to have released and waived, and upon request of the Company will promptly execute a release that provides, in effect, that Executive thereby releases and waives, for Executive and Executive’s heirs, executors, administrators and assigns), all claims against the Company, its officers, directors, employees, agents, shareholders, future shareholders, affiliates, subsidiaries, divisions, successors, predecessors, representatives, attorneys, and assigns, and any persons acting with them (“Releasees”), from all claims (including claims for attorneys’ fees and costs), demands and causes of action, known or unknown, which Executive may have or claim to have against any Releasee, arising out of, or in any way relating to, Executive’s employment, or the termination of Executive’s employment, with the Company (including its Subsidiaries and affiliates), whether based on any act or omission to act or otherwise.

(iii) Any payment under paragraphs 5(b)(i) and (ii) shall be made in accordance with the Company’s normal payroll practices, and, other than the payment of such amounts, the Company’s obligation to make any further payments of any kind or provide any benefits of any kind to Executive shall cease and terminate upon Executive’s date of termination.

(c) Resignation Upon Termination. Upon termination of Executive’s employment for any reason, Executive agrees and covenants that Executive shall immediately tender a resignation to the Company for any position held by Executive as a member of the Company’s and each of its subsidiary’s Boards of Directors and any committee thereof.

(d) Suspension of 409A Payments. Any payment or benefit under this Agreement that Company reasonably determines is subject to Section 409A(a)(2)(B)(i) of the Internal Revenue Code shall be delayed to the extent required by Section 409A until a date that is six months and one day from the date of Executive’s Separation from Service (as such term is defined herein below) (the “409A Suspension Period”). Within 10 days after the end of the 409A Suspension Period, Company shall pay to Executive a lump sum payment in cash equal to any payments, and any cash payments that the Company would otherwise have been required to provide, but for the imposition of the 409A Suspension Period. After the 409A Suspension Period, Executive shall receive any remaining cash payments or benefits in accordance with the terms of this Agreement (as if there had not been any 409A Suspension Period beforehand). For purposes of this Agreement, “Separation from Service” shall have the meaning set forth in Treasury Regulation Section 1.409A-1(h)(1)(i); provided, however, that pursuant to Treasury Regulation Section 1.409A-1(h)(1)(ii), the parties hereby provide that a “separation from service” shall occur within the meaning of Treasury Regulation Section 1.409A-1(h)(1)(i) and (ii) as of the first date coincident with or following a termination of employment that the Company and Executive reasonably anticipate a permanent reduction in the level of bona fide services that Executive will perform for Company (and any entity that would be considered the same “service recipient” as Company under Internal Revenue Code Section 409A (collectively, the “Service Recipient”) in the future (whether as an employee or an independent contractor) will decrease to a level equal to twenty percent or less of the average level of bona fide services Executive provided to the Service Recipient in the 36 months immediately preceding such date (or the full period of service to the Service Recipient if Executive has been providing services to the Service Recipient for less than 36 months).

6. Confidential Information.

(a) Executive acknowledges that the continued success of the Company and its Subsidiaries and affiliates, depends upon the use and protection of a large body of confidential and proprietary information. All of such confidential and proprietary information now existing or to be developed in the future will be referred to in this Agreement as “Confidential Information.” Confidential Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to the Company’s or its Subsidiaries’ or affiliates’ current or potential business or is disclosed to the Company or its Subsidiaries by any third party pursuant to a confidentiality agreement and (ii) is not generally or publicly known. Confidential Information includes, without specific limitation, information, observations and data obtained by Executive during the course of Executive’s performance of the services under this Agreement, information concerning acquisition opportunities in or reasonably related to the Company’s or its Subsidiaries’ or affiliates’ business or industry of which Executive becomes aware during the Employment Period, the persons or entities that are current, former or prospective suppliers or customers of any one or more of them during Executive’s course of performance of services under this Agreement, as well as development, transition and transformation plans, methodologies and methods of doing business, strategic marketing, product development and business expansion plans, including plans regarding planned and potential sales and financial projections, employee lists and telephone numbers, locations of sales representatives, product designs and specifications, including any future or proposed products, manufacturing techniques and information, integration processes and financial information and forecasts. Therefore, Executive agrees that Executive shall not at any time, directly or indirectly, (i) disclose or permit the disclosure of any Confidential Information to any person or firm other than Company or any person or firm to which such disclosure would be protected by a confidentiality agreement with the Company, or (ii)

use or permit the use of any Confidential Information except in the ordinary course of performance of Executive’s duties. Executive agrees to deliver to the Company at the end of the Employment Period, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents relating to the business of the Company or its Subsidiaries or affiliates (including, without limitation, all Confidential Information), whether on paper or in any other form or medium, and all copies thereof that Executive may then possess or have under Executive’s control.

(b) During the Employment Period, Executive shall not use or disclose any confidential information or trade secrets, if any, of any former employers or any other person to whom Executive has an obligation of confidentiality, and shall not bring onto the premises of the Company or its Subsidiaries or affiliates any unpublished documents or any property belonging to any former employer or any other person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or person. Executive shall use in the performance of Executive’s duties only information that is (i) generally known and used by persons with training and experience comparable to Executive’s and that is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) otherwise provided or developed by the Company or its Subsidiaries or affiliates or (iii) in the case of materials, property or information belonging to any former employer or other person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or person. If at any time during this employment with the Company or any Subsidiary, Executive believes Executive is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers, Executive shall immediately advise the Board so that Executive’s duties can be modified appropriately.

(c) The obligations of Executive provided in this paragraph 6 shall last, as to any Confidential Information, for so long as that Confidential Information has proprietary value, whether during the Employment Period or after the termination of the Employment Period.

7. Intellectual Property, Inventions and Patents.

(a) Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable works, mask works and moral rights (in each case, whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable or trademarkable) which (i)(A) are developed using the equipment, supplies, facilities or trade secrets of the Company or its Subsidiaries, or (B) relate to the Company’s or its Subsidiaries’ actual or demonstrably anticipated business, research and development or existing or future products or services, or (C) result from work performed by Executive for the Company or its Subsidiaries, and (ii) which are conceived, developed or made by Executive (whether solely or jointly with others) while employed by or as a result of Executive’s employment with the Company and/or its Subsidiaries, whether before or after the date of this Agreement (“Work Product”), belong to the Company or such Subsidiary. Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish, confirm and perfect such ownership in the Company or its Subsidiaries, as applicable (including, without limitation, assignments, consents, powers of attorney, waivers of rights, including moral rights, and other instruments). Executive acknowledges that all original works of authorship protected by copyright included in the Work Product are “works made for hire” as defined in the United States Copyright Act, 17 U.S.C. §101.

(b) As further consideration for the Company’s entering into this Agreement, Executive hereby assigns to the Company all right, title and interest Executive owns or at any time may have to the Work Product (whether during the Employment Period or after the termination of the Employment Period), and to any and all other Work Product in which Executive may have any right, title, or interest or which was at any time used in the business of the Company and its Subsidiaries or its affiliates. At any time, whether during the Employment Period or after the termination of the Employment Period, upon reasonable request of the Company, Executive shall fully cooperate with and assist the Company to protect the Company’s right to and interest in the Work Product in any and all countries of the world, and, upon reasonable request of the Company, shall execute all documents and instruments and do all things that may be required in connection therewith. If Executive is involuntarily terminated, Executive’s subsequent cooperation with the Company will be coordinated, at the Company’s expense, with Executive’s then employment commitments.

8. Non-Solicitation. In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of Executive’s employment with the Company and its Subsidiaries (including its predecessors) Executive has and shall become familiar with the Company’s trade secrets and with other Confidential Information concerning the Company and its Subsidiaries and affiliates and that Executive’s services have been and shall be of special, unique and extraordinary value to the Company and its Subsidiaries and affiliates, and, therefore, Executive agrees (i) that, from the date of this Agreement until two years after the termination of the Employment Period, Executive shall not directly or indirectly solicit or induce, attempt to solicit or induce or assist any person soliciting or inducing any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, and (ii) that, from the date of this Agreement until one year after the termination of the Employment Period, Executive shall not directly or indirectly solicit or induce or attempt to solicit or induce any customer, supplier, licensee, licensor, franchisee or other substantial business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way materially interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee or other business relation and the Company or any Subsidiary (including, without limitation, making any negative or disparaging statements or communications about the Company, its subsidiaries or affiliates, or any of their respective directors, officers, employees or stockholders).

9. Severability; Remedies.

(a) Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction to the extent required to be enforceable under applicable law. If, at the time of enforcement of paragraph 8, a court shall hold that the restrictions stated therein are unreasonable under circumstances then existing, the parties agree such restrictions are divisible and shall be reduced to the extent required to be enforceable under applicable law. Executive acknowledges that the restrictions contained in paragraph 8 are reasonable and that Executive has reviewed this Agreement with Executive’s legal counsel.

(b) In the event of the breach or a threatened breach by Executive of any of the provisions of paragraphs 6, 7 or 8, the Company would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions thereof (without posting a bond or other security). Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it, at law or in equity, for any breach or threatened breach of this Agreement (including, any of the provisions of paragraphs 6, 7 or 8) by Executive, including recovery of damages from Executive and forfeiture of any and all Severance.

10. Executive’s Representations. Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (b) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be a legal, valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that Executive has consulted with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein.

11. Miscellaneous.

(a) Survival. Paragraphs 5 through 11 shall survive and continue in full force and effect notwithstanding the termination of the Employment Period and this Agreement.

(b) Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Zvi Glasman

Notices to the Company:

Fox Factory, Inc.

c/o Fox Factory Holding Corp.

24422 Avenida de la Carlota, Suite 370

Laguna Hills, CA 92653

Attn: Counsel

Facsimile: (949) 420-0771

With a copy to:

Squire, Sanders & Dempsey L.L.P.

221 East Fourth Street, Suite 2900

Cincinnati, Ohio 45202

Attention: Stephen C. Mahon, Esq.

Facsimile: (513) 361-1201

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

(c) Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(d) No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

(e) Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile or portable document format (PDF)), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(f) Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets or interests of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for purposes of this Agreement). This Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees, but otherwise will not otherwise be assignable, transferable or delegable by Executive. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as otherwise expressly provided in this paragraph 11(f).

(g) Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

(h) Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period with or without Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

(i) Insurance. The Company may procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any reasonable medical or other examination, supply any available information and execute and delivery any applications or other instruments in writing as may be reasonably necessary to obtain and maintain such insurance.

(j) Corporate Opportunity. During the Employment Period, Executive shall submit to the Company all business, commercial and investment opportunities or offers presented to Executive, or of which Executive becomes aware, at any time during the Employment Period which relate to the business of design, manufacture, distribution, marketing, assembly or sale of suspension products for vehicles, including mountain bikes, snow mobiles, all-terrain vehicles, motorcycles and off-road automotive vehicles (“Corporate Opportunities”). Unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf.

(k) Executive’s Cooperation. During the Employment Period and thereafter, Executive shall cooperate with the Company and its Subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company copies of all relevant documents which are or may come into Executive’s possession to the extent they may be provided to the Company without civil or criminal penalty to Executive, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments).

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY

FOX FACTORY, INC.

By:	/s/ Robert Kaswen
Its:	Chief Executive Officer

EXECUTIVE:

/s/ Zvi Glasman
Name: Zvi Glasman

409A AMENDMENT

TO

EMPLOYMENT AGREEMENT

THIS 409A AMENDMENT TO EMPLOYMENT AGREEMENT (“409A Amendment”) is executed effective as of December 31, 2008, by and between Fox Factory, Inc., a California corporation (the “Company”) and Zvi Glasman, an individual (“Executive”).

WHEREAS, the Company and Executive previously entered into an Employment Agreement as of January 4, 2008 (the “Employment Agreement”) that sets forth the terms and conditions of Executive’s employment with the Company; and

WHEREAS, the Company and Executive desire to amend the Employment Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations issued thereunder (“Section 409A”); and

WHEREAS, Section 11(h) of the Employment Agreement provides that the Employment Agreement may be amended pursuant to a written agreement between the Company and Executive; and

NOW, THEREFORE, the Company and Executive hereby agree the Employment Agreement shall be amended as follows:

1. DEFINED TERMS. Unless otherwise defined in this 409A Amendment, defined terms shall have the meanings ascribed to them in the Employment Agreement.

2. REIMBURSEMENTS AND IN-KIND BENEFITS. Notwithstanding any other provision of the applicable plans and programs, all reimbursements and in-kind benefits provided under the Employment Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) the amount of expenses eligible for reimbursement and the provision of benefits in kind during a calendar year shall not affect the expenses eligible for reimbursement or the provision of in-kind benefits in any other calendar year; (ii) the reimbursement for an eligible expense will be made on or before the last day of the calendar year following the calendar year in which the expense is incurred; (iii) the right to reimbursement or right to in-kind benefit is not subject to liquidation or exchange for another benefit; and (iv) each reimbursement payment or provision of in-kind benefit shall be one of a series of separate payments (and each shall be construed as a separate identified payment) for purposes of Section 409A.

3. SPECIAL SECTION 409A PROVISIONS. The following Section 409A amendments to the Employment Agreement shall be applicable:

A. The following new Section 2(d) is added at the end of Section 2 of the Employment Agreement:

“(d) For purposes of this Agreement, “Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations issued thereunder.”

B. Section 3(b) is amended by the addition of the following new paragraph at the end thereof:

“Each Performance Bonus under this Section 3(b) shall be paid in cash, in a lump sum, within the same calendar year in which the Company receives its audited financials for such fiscal year.”

C. Section 3(e) is amended by the addition of the following language at the end thereof:

“Notwithstanding any other provision of the policies or programs, (i) the amount of expenses eligible for reimbursement during any calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year; (ii) the reimbursement of an eligible expense shall be made on or before December 31 of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.”

D. Section 5(b)(i) is amended by the addition of “in cash” after “lump sum” and “within thirty (30) days after Executive’s Separation from Service” at the end thereof.

E. The first sentence of Section 5(b)(ii)(A) is amended by the addition of “in cash” after “lump sum payment” and “within thirty (30) days after Executive’s Separation from Service” at the end thereof.

F. The proviso of Section 5(b)(ii)(B) (relating to Severance) is amended as follows:

“; provided such amount is greater than Executive’s Base Salary on the date of termination, and provided further that such amount shall be payable in twelve substantially equal payments beginning, as provided in Section 5(b)(iii), on the first regular payroll date immediately following the eighth (8th) day following the Executive’s timely execution of a Release,”

G. The last part of the first full sentence of Section 5(b)(ii)(C) is amended as follows:

“, and such payment, if any, shall be made in a cash lump sum within the same calendar year in which the Company receives its audited financials for such fiscal year.”

H. The second and third full sentences of Section 5(b)(ii) are deleted in their entirety and the following new Section 5(b)(iii) is added as follows:

“(iii) Notwithstanding anything in this Agreement to the contrary, Severance shall not be paid nor begun prior to the eighth (8th) day following the return by Executive to the Company of an executed release as described in the immediately following sentence (the “Release”)—and only if such Release is returned to the Company prior to the sixtieth (60th) day immediately following the Executive’s “separation from service” (within the meaning of Section 409A). Any “Release” shall provide, in effect, that Executive thereby releases and waives, for Executive and Executive’s heirs, executors, administrators and assigns), all claims against the Company, its officers, directors, employees, agents, shareholders, future shareholders, affiliates, subsidiaries, divisions, successors, predecessors, representatives, attorneys, and assigns, and any persons acting with them (“Releasees”), from all claims (including claims for attorneys’ fees and costs), demands and causes of action, known or unknown, which Executive may have or claim to have against any Releasee, arising out of, or in any way relating to, Executive’s employment, or the termination of Executive’s employment, with the Company (including its Subsidiaries and affiliates), whether based on any act or omission to act or otherwise.”

I. Former Section 5(b)(iii) is renumbered as Section 5(b)(iv) and amended by the addition of the following to the beginning thereof:

“Subject to Executive’s timely execution of a release, [a]ny….”

J. The following new Section 5(e) is added at the end of Section 5 of the Employment Agreement.

“(e) All payments to be made to Executive upon a termination of employment may only be made upon a Separation from Service of Executive. For purposes of Section 409A, (i) each payment made under this Agreement shall be treated as a separate payment; (ii) Executive may not, directly or indirectly, designate the calendar year of payment; and (iii) no acceleration of the time and form of payment of any nonqualified deferred compensation to Executive or any portion thereof, shall be permitted.”

K. For purposes of clarification, it is understood by the parties that Section 11(h) shall in no way invalidate Executive’s obligation to act within the sixty- (60-) day time limit of Section 5(b)(iii), as applied to Section 5(b)(ii)(B) and Section 5(b)(iv).

4. RATIFICATION AND CONFIRMATION. In all respects not modified by this 409A Amendment, the Employment Agreement is hereby ratified and confirmed.

5. COUNTERPARTS. This 409A Amendment may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, taken together, constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties have executed this 409A Amendment on the actual dates indicated below, to be effective as of December 31, 2008.

Fox Factory, Inc.

By:	/s/ Bob Kaswen
Title: Chief Executive Officer

Date:	12/18/2008

EXECUTIVE

Signature:	/s/ Zvi Glasman

Date:	12/10/2008